Exhibit 99.1

4Front Provides Update on MCTO Application

PHOENIX, April 24, 2025 /CNW/ - 4Front Ventures Corporation. ("4Front" or the "Company") (CSE: FFNT) (OTCQB: FFNTF) wishes to provide an update regarding its previously announced application for a management cease trade order ("MCTO").

On April 16th the Company submitted an application to the Ontario Securities Commission ("OSC") for an MCTO under National Policy 12-203 – Management Cease Trade Orders ("NP 12-203"), in connection with the delay in filing its audited annual financial statements for the year ended December 31, 2024, the related management's discussion and analysis, and the required certifications (collectively, the "Annual Filings").

On April 21st, the Company was advised by OSC staff that, based on their review of trading activity in the Company's securities, the Company does not meet the eligibility criteria under NP 12-203 for an MCTO. As a result, the OSC has indicated that it will not proceed with reviewing the MCTO application and will instead issue a failure-to-file cease trade order ("FFCTO") following the April 30, 2025, filing deadline. In accordance with current OSC guidance, the filing of the outstanding documents within 90 days of the FFCTO date will constitute an application to revoke the order, with no separate application or fee required.

About 4Front Ventures Corp.

Front is a national, vertically integrated multi-state cannabis operator with operations in Illinois and Massachusetts and facilities in Washington. Since its founding in 2011, 4Front has built a strong reputation for its high standards and low-cost cultivation and production methodologies earned through a track record of success in facility design, cultivation, genetics, growing processes, manufacturing, purchasing, distribution, and retail. To date, 4Front has successfully brought to market more than 20 different cannabis brands and over 1,800 products, which are strategically distributed through its fully owned and operated Mission dispensaries and retail outlets in its core markets. As the Company continues to drive value for its shareholders, its team is applying its decade of expertise in the sector across the cannabis industry value chain and ecosystem. For more information, visit https://4frontventures.com/.

The Canadian Securities Exchange (operated by CNSX Markets Inc.) has neither approved nor disapproved of the contents of this press release.

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SOURCE 4Front Ventures Corp.

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%CIK: 0001783875

For further information: 4Front Investor Contacts: Andrew Thut, Chief Executive Officer, IR@4frontventures.com, 602 428 5337; 4Front Media Contacts: pr@4frontventures.com, 602 428 5337

CO: 4Front Ventures Corp.

CNW 17:30e 24-APR-25